NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2015 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 9, 2015) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue for the fiscal 2015 third quarter (the “2015 third quarter”) of $8,184,000 as compared to total revenue for the fiscal 2014 third quarter (the “2014 third quarter”) of $6,099,000. Griffin reported total revenue for the 2015 nine month period of $20,613,000 as compared to total revenue for the 2014 nine month period of $16,499,000.

Griffin’s rental revenue increased to $6,608,000 in the 2015 third quarter from $5,195,000 in the 2014 third quarter, and increased to $17,966,000 in the 2015 nine month period from $15,225,000 in the 2014 nine month period. Profit from leasing activities (rental revenue less operating expenses of rental properties)1 increased to $4,483,000 in the 2015 third quarter from $3,395,000 in the 2014 third quarter, and increased to $11,556,000 in the 2015 nine month period from $9,227,000 in the 2014 nine month period. The increases in rental revenue and profit from leasing activities in the 2015 third quarter and 2015 nine month period over the comparable periods of fiscal 2014 are due principally to a net increase in space under lease in the 2015 third quarter and 2015 nine month period versus the comparable periods of fiscal 2014 and receipt of $250,000 in the 2015 third quarter from a tenant in connection with an agreement to terminate early a lease that was scheduled to expire in fiscal 2017.

As of August 31, 2015, Griffin had approximately 2,587,000 square feet under lease as compared to approximately 2,113,000 square feet under lease as of August 31, 2014. The net increase in space leased includes: (a) a lease of approximately 201,000 square feet in an industrial/warehouse facility in the Lehigh Valley of Pennsylvania developed in fiscal 2014; (b) a lease of approximately 196,000 square feet in an approximately 280,000 square foot Lehigh Valley industrial/warehouse facility that was completed at the end of the 2015 third quarter; and (c) several new leases in Griffin’s other properties aggregating approximately 190,000 square feet, mostly in New England Tradeport (“Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut; partially offset by (d) several leases aggregating approximately 83,000 square

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1 Profit from leasing activities is not a financial measure in conformity with U.S. GAAP.  It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities.  However, it should not be considered as an alternative to operating profit as a measure of operating results in accordance with U.S. GAAP.

feet that expired and were not renewed and the lease of approximately 31,000 square feet that was terminated early. Rental revenue from the lease of 196,000 square feet in the newly built Lehigh Valley facility commenced at the start of the 2015 fourth quarter. The tenant in that facility has an option, exercisable through December 15, 2015, to lease the entire building.

For the 2015 third quarter, Griffin reported income from continuing operations and net income of $1,203,000 and basic and diluted income from continuing operations and net income per share of $0.23 as compared to a loss from continuing operations of ($198,000) and a basic and diluted loss from continuing operations per share of ($0.04) for the 2014 third quarter. Griffin reported a net loss, including the results of a discontinued operation (see below), of ($172,000) and a basic and diluted net loss per share of ($0.03) for the 2014 third quarter. Griffin’s improved results from continuing operations in the 2015 third quarter as compared to the 2014 third quarter principally reflect an increase in operating income as well as lower interest expense in the 2015 third quarter. The increase in operating income was driven principally by the increase in profit from leasing activities discussed above, along with an increase in gain from property sales (see below) and lower general and administrative expenses, partially offset by higher depreciation and amortization expense.

For the 2015 nine month period, Griffin reported income from continuing operations and net income of $261,000 and basic and diluted income from continuing operations and net income per share of $0.05, as compared to a loss from continuing operations of ($1,521,000) and a basic and diluted loss from continuing operations per share of ($0.30) for the 2014 nine month period. Griffin reported a net loss of ($1,377,000) and a basic and diluted net loss per share of ($0.27) for the 2014 nine month period. Griffin’s improved results from continuing operations in the 2015 nine month period as compared to the 2014 nine month period principally reflect operating income in the 2015 nine month period as compared to an operating loss in the 2014 nine month period, partially offset by the effect of a gain in the 2014 nine month period on the sale of a portion of Griffin’s investment in Centaur Media plc. The improved operating results in the 2015 nine month period as compared to the 2014 nine month period principally reflect the increase in profit from leasing operations discussed above, an increase in the gain on property sales (see below) and lower general and administrative expenses, partially offset by higher depreciation and amortization expense.

Property sales revenue in the 2015 third quarter and 2015 nine month period includes the recognition of previously deferred revenue of $1,176,000 and $2,247,000, respectively, from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 (“fiscal 2013”). Under the terms of the Windsor Land Sale, Griffin and the buyer are each constructing roadways connecting the parcel sold with existing town roads. The Windsor Land Sale is being accounted for using the percentage of completion method under which the total revenue of $8,968,000 is being recognized as total costs related to the Windsor Land Sale are incurred. Property sales revenue in the 2015 third quarter and 2015 nine month period also includes $400,000 from retaining a deposit on a land sale that did not close. The pretax gain from property sales in the 2015 third quarter and 2015 nine month period, including the deposit retained, was $1,414,000 and $2,163,000, respectively. Property sales revenue in the 2014 third quarter and 2014 nine month period reflects the recognition of previously deferred revenue of $904,000 and $1,274,000, respectively, from the Windsor Land Sale. The pretax gain from property sales in the 2014 third quarter and 2014 nine month period was $674,000 and $950,000, respectively. From the closing of the Windsor Land Sale in fiscal 2013 through August 31, 2015, Griffin has recognized approximately $8,020,000 of the total revenue and a pretax gain of approximately $6,111,000 of the total estimated pretax gain of approximately $6,833,000 related to the Windsor Land Sale. Most of the remaining revenue and pretax gain from the Windsor Land Sale are expected to be recognized in the fourth quarter of fiscal 2015.

Griffin reported income from discontinued operations of $26,000 and basic and diluted income from discontinued operations per share of $0.01 for the 2014 third quarter and income from discontinued operations of $144,000 and basic and diluted income from discontinued operations per share of $0.03 for the 2014 nine month period. Griffin’s income from discontinued operations in the 2014 third quarter and 2014 nine month period reflected the results of the growing operation of its landscape nursery business, Imperial Nurseries, Inc., that was sold, effective January 8, 2014, to Monrovia Nursery Company, a private company grower of landscape nursery products.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, including the statements concerning the timing of the recognition of revenue and pretax gain and the estimated total pretax gain from the Windsor Land Sale are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Third Quarter Ended,		Nine Months Ended,
	Aug. 31, 2015	Aug. 31, 2014	Aug. 31, 2015	Aug. 31, 2014

Rental revenue	$6,608	$5,195	$17,966	$15,225
Revenue from property sales (2)	1,576	904	2,647	1,274
Total revenue	8,184	6,099	20,613	16,499

Operating expenses of rental properties	2,125	1,800	6,410	5,998
Depreciation and amortization expense	1,923	1,711	5,627	4,990
Costs related to property sales	162	230	484	324
General and administrative expenses	1,333	1,642	5,191	5,522
Total costs and expenses	5,543	5,383	17,712	16,834

Operating income (loss)	2,641	716	2,901	(335)

Interest expense (3)	(801)	(987)	(2,645)	(2,665)
Investment income	6	31	111	219
Gain on sale of common stock in Centaur Media plc	-	-	-	318
Loss on debt extinguishment	-	(51)	-	(51)
Income (loss) before income tax benefit	1,846	(291)	367	(2,514)
Income tax (provision) benefit	(643)	93	(106)	993

Income (loss) from continuing operations	1,203	(198)	261	(1,521)

Discontinued operations, net of tax:
Income from landscape nursery business, net of tax, including loss on sale of assets of $28, net of tax, in the fiscal 2014 nine month period	-	26	-	144

Net income (loss)	$1,203	$(172)	$261	$(1,377)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.23	$(0.04)	$0.05	$(0.30)
Income from discontinued operations	-	0.01	-	0.03
Basic net income (loss) per common share	$0.23	$(0.03)	$0.05	$(0.27)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.23	$(0.04)	$0.05	$(0.30)
Income from discontinued operations	-	0.01	-	0.03
Diluted net income (loss) per common share	$0.23	$(0.03)	$0.05	$(0.27)

Weighted average common shares outstanding
for computation of basic per share results	5,153	5,150	5,151	5,148

Weighted average common shares outstanding
for computation of diluted per share results	5,176	5,150	5,172	5,148

(1) Profit from leasing activities:
	Third Quarter Ended,		Nine Months Ended,
	Aug. 31, 2015	Aug. 31, 2014	Aug. 31, 2015	Aug. 31, 2014
Rental revenue	$6,608	$5,195	$17,966	$15,225
Operating expenses of rental properties	2,125	1,800	6,410	5,998
Profit from leasing activities	$4,483	$3,395	$11,556	$9,227

(2) Revenue from property sales for all periods presented above includes the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the "Windsor Land Sale") that closed in the fiscal 2013 fourth quarter and is being accounted for under the percentage of completion method. Total revenue from the Windsor Land Sale was $8,968 and the estimated total pretax gain on sale is expected to be approximately $6,833 after all costs are incurred. Revenue from property sales in the 2015 third quarter and nine month period also includes $400 for a deposit on a potential property sale that was retained because the buyer did not close on the sale.

(3) Interest expense is primarily for mortgages on Griffin's rental properties.